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                                  EXHIBIT 1(a)

                         Form of Articles Supplementary


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                             ARTICLES SUPPLEMENTARY

                                       TO

                    CANADA LIFE OF AMERICA SERIES FUND, INC.

          Canada Life of America Series Fund, Inc., an open-end company under the Investment Company Act of 1940, incorporated in Maryland, having its principal office in the State of Maryland c/o The Corporation Trust Incorporated at 32 South Street, Baltimore, Maryland 21202 (hereinafter referred to as the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

          Pursuant to Article FIFTH of the Corporation's Articles of Incorporation, the total number of shares of all classes of common stock which the Corporation is authorized to issue is one billion (1,000,000,000) shares of par value one cent ($0.0l) per share and an aggregate par value of ten million dollars ($10,000,000,000). Sixty million (60,000,000) of such shares were classified upon incorporation in the following classes, each class comprising the number of shares and having the designations indicated; subject, however, to the authority therein granted to the Board of Directors to increase or decrease any such number of shares:

           Equity Class                Ten million (10,000,000) Shares
           Money Market Class          Twenty million (20,000,000) Shares
           Bond Class                  Ten million (10,000,000) Shares
           Managed Class               Twenty million (20,000,000) Shares

          Pursuant to the authority contained in Article FIFTH of the Corporation's Articles of Incorporation and in accordance with Subsection 2-l05(e) of Maryland General Corporation Law, the Corporation's Board of directors, at a meeting duly convened and held on November 20, 1992, adopted a resolution classifying (twenty million) shares of the corporation's authorized but unclassified and unissued shares into the following series, such series to have the number of shares designated, subject to the authority of the Board of Directors to increase or decrease the number so designated and to have the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article SIXTH of the Corporation's Articles of Incorporation.:

          (Capital Class) consisting initially of (twenty million (20 million)) shares of par value one cent ($0.01) per share.

          No other changes to the Articles of Incorporation were included in the resolution.

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          IN WITNESS WHEREOF, Canada Life of America Series Fund, Inc. has
     caused this presents to be signed in its name and on its behalf by its President and attested to by its Secretary as of the ______ day of _____ , 1993.

                                   CANADA LIFE OF AMERICA SERIES FUND, INC.

                                   By:
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                                      D. Allen Loney, President

     (SEAL)

     Attest:

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     David A. Hopkins Assistant Secretary

          THE UNDERSIGNED, President of Canada Life of America Series Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to said corporation's Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, that the foregoing Articles Supplementary are the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true and in all material respects, under the penalty of perjury.


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                                      D. Allen Loney, President